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                                CONRAIL INC.
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                        NORFOLK SOUTHERN CORPORATION
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[Press Release]

FOR IMMEDIATE RELEASE
January 13, 1997


                                                   Media Contact: Robert Fort
                                                   757-629-2710

NORFOLK SOUTHERN TO BUY 9.9% OF CONRAIL
IF SHAREHOLDERS VOTE AGAINST 'OPT OUT' PROPOSAL

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today announced that it will buy Conrail common and ESOP preferred shares representing
9.9 percent of Conrail's outstanding common shares for $115 per share if Conrail shareholders defeat proposals on Friday (January 17) that would force them to accept an inferior offer from CSX Corp.

        The Norfolk Southern proposal is contingent only on the defeat of Conrail management proposals asking shareholders to "opt out" of the fair value provision of Pennsylvania anti-takeover statute and to allow Conrail management to adjourn the special shareholder meeting scheduled for Friday.

        After shareholders vote against the proposals, Norfolk Southern said it will promptly amend its existing all-cash tender offer in order to buy about 8.2 million Conrail shares. This represents the maximum number of shares that Norfolk Southern can buy without triggering Conrail's 'poison pill.'

        The 9.9 percent offer would not be subject to termination of the merger agreement between Conrail and CSX and would not require any action by Conrail's Board of Directors.

        Norfolk Southern said it would promptly begin a second all-cash tender offer for all the remaining Conrail common shares and ESOP preferred shares at $115 a share after it completes the 9.9 percent tender offer.

        The terms and conditions of the second tender offer would essentially be the same as those in Norfolk Southern's current all-cash offer of $115 per share, which is worth $15 per share or about 15 percent more than CSX's cash-and-stock proposal.

        "Our proposal again demonstrates our commitment to Conrail shareholders and our determination to see that they get an excellent price for their shares," said David R. Goode, Norfolk Southern's Chairman, President and Chief Executive Officer. "It underscores Norfolk Southern's determination to see this battle through and get a fair value for Conrail shareholders and a sound result for all constituencies.

        "Our proposal makes two things possible -- the best deal for shareholders and the best combined railroad --despite the unprecedented obstructions that Conrail and CSX have put in shareholders' path," Goode said. "Conrail shareholders have an opportunity to reassert control over their corporation and reject the coercive tactics being used to pressure them into approving CSX's inferior offer."

        Norfolk Southern said a vote to reject the CSX/Conrail scheme would signal the beginning of the process to unseat Conrail directors at Conrail's next annual meeting.

        Norfolk Southern also noted that the Surface Transportation Board has made clear that it would not be prevented from approving Norfolk Southern's proposal to acquire Conrail despite the "lock-out" provision in the Conrail-CSX merger agreement. The Board, in a decision last Thursday, said "the lock-out provision would in no way preclude Board approval...of an NS/Conrail merger...or the consummation of such a merger if approved."

        The practical consequence for Conrail shareholders is significant. On the procedural schedule anticipated by the STB, the merger case will be decided late this year or early in 1998, and that decision, the Board said, would void any lock-out clause that conflicts with its decision. Consequently, the "lock-out" will cease to have any practical effect at least a year earlier than CSX would have shareholders believe.

        Norfolk Southern is a Virginia-based holding company with headquarters in Norfolk, Va. It owns a major freight railroad, Norfolk Southern Railway Company, which operates 14.500 miles of road in 20 states, primarily in the Southeast and Midwest, and the Province of Ontario, Canada. The corporation also owns North American Van Lines, Inc., and Pocahontas Land Corporation, a natural resources company.

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